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                 [LETTERHEAD OF CROUCH & HALLETT APPEARS HERE]


                                     MAY 7, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn: Exchange Act Filing Desk

       Re: NEI WebWorld, Inc.

Dear Sir or Madam:

       As counsel for NEI WebWorld, Inc. (the "Company"), I hereby request that the Company's registration statement on Form 8-A, previously filed on April 25, 1997, be withdrawn.

                                             Very truly yours,

                                             /s/ Susan Henderson
                                             Susan Henderson